SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rules
[_]  Confidential, For Use of the              14a-11(c) or 14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                              PRIVATEBANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

________________________________________________________________________________

                                                               PRELIMINARY COPY

                          [PRIVATEBANCORP, INC. LOGO]


                                                March  [__], 2004


Dear Stockholders:

         You are cordially invited to attend the 2004 Annual Meeting of Stockholders of PrivateBancorp, Inc. which will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, April 22, 2004, at 3:00 p.m. local time.

         The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be conducted at the meeting. Directors and officers of PrivateBancorp, Inc. as well as representatives of Ernst & Young LLP will be present at the meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

         The Board of Directors of PrivateBancorp, Inc. has determined that the specific proposals to be considered at the meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends a vote "FOR" each of these matters.

         YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS.

         On behalf of the Board of Directors and all the employees of the Company, The PrivateBank and Trust Company, The PrivateBank (St. Louis) and Lodestar Investment Counsel, I thank you for your continued support.


                                          Sincerely,



                                          Ralph B. Mandell
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                                                               PRELIMINARY COPY

                              PRIVATEBANCORP, INC.
                            TEN NORTH DEARBORN STREET
                             CHICAGO, ILLINOIS 60602


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 2004

         NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, April 22, 2004, at 3:00 p.m. local time.

         The meeting is for the purpose of considering and voting upon the following matters:

         1. Election of six Class III directors to hold office for a three-year term;

         2. Amendment of the Company's Amended and Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 24,000,000 to 39,000,000; and

         3. Such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.

         The Board of Directors has fixed March 8, 2004 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments thereof. Only record holders of the common stock of the Company as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company's offices located at The PrivateBank and Trust Company, Ten North Dearborn Street, Chicago, Illinois 60602, for a period of ten days prior to the meeting and will also be available at the meeting.

                                            By order of the Board of Directors,



                                            Dennis L. Klaeser
                                            Secretary


March [__], 2004


           PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY
                            IN THE ENVELOPE PROVIDED.

                                                               PRELIMINARY COPY

                              PRIVATEBANCORP, INC.
                            TEN NORTH DEARBORN STREET
                             CHICAGO, ILLINOIS 60602


                                 PROXY STATEMENT
                   FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD THURSDAY, APRIL 22, 2004

SOLICITATION AND VOTING OF PROXIES

         These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. ("the Company"), a Delaware corporation, of proxies to be used at the 2004 Annual Meeting of Stockholders of the Company and at any adjournment of such meeting. The meeting is scheduled to be held on April 22, 2004, at 3:00 p.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. The Company anticipates first mailing this proxy statement, together with its 2003 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2003, and a proxy card to record holders of common stock of the Company on or about March 15, 2004.

         Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN BY THE STOCKHOLDERS ON THE PROXY CARD. WHEN NO INSTRUCTIONS ARE INDICATED, SIGNED PROXY CARDS WILL BE VOTED FOR EACH OF THE PROPOSALS.

         Other than the matters listed in the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments of the meeting, including whether or not to adjourn the meeting.

         A proxy may be revoked at any time prior to its exercise by: (1) filing a written notice of revocation with the Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the meeting.

COST OF PROXY SOLICITATION

         The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company, The PrivateBank (Chicago) and The PrivateBank (St. Louis). The Company has retained Investorcom, Inc. to assist in the solicitation of proxies for a fee of $4,000 plus out-of-pocket expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

VOTING SECURITIES AND STOCKHOLDERS ENTITLED TO VOTE

         The Board of Directors has fixed the close of business on March 8, 2004, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding [__________] shares of common stock. Each outstanding share of common stock entitles the holder to one vote. The Company's Amended and Restated By-laws state that a majority of the outstanding shares of the Company entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.

         As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder of record to vote "FOR" election of nominees proposed by the Board, or to "WITHHOLD" authority to vote "FOR" one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

         As to the approval of the proposed amendment to the Company's Amended and Restated Certificate of Incorporation under Proposal 2, the proxy card being provided by the Board of Directors enables a stockholder to check the appropriate box on the proxy card to: (1) vote "FOR" the amendment; (2) vote "AGAINST" the amendment; or (3) "ABSTAIN" from voting on the amendment. Approval of the amendment requires the affirmative vote of a majority of the outstanding shares of common stock of the Company. Accordingly, proxies marked "ABSTAIN" as to this proposal and broker non-votes will have the same effect as votes cast "AGAINST" the amendment.

         With respect to all other matters that may properly come before the meeting, unless otherwise required by law, such matters may be approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company present at the meeting, in person or by proxy, and entitled to vote.

         Your vote is important. Because many stockholders may not be able to personally attend the meeting, it is necessary that a large number be represented by proxy. Prompt return of your proxy card in the postage-paid envelope provided will be appreciated.

                        PROPOSAL 1. ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of 16 members, divided into three classes, who are elected to hold office for staggered three-year terms as provided in the Company's Amended and Restated By-laws. There are six persons currently serving as Class III Directors whose term will expire at the 2004 Annual Meeting. The term of those persons currently serving as Class I Directors expires at the annual stockholder meeting to be held in 2005. The term of Class II Directors expires at the annual stockholder meeting to be held in 2006. Of the 16 members of the Board, 11 directors have been determined by the Board to be "independent" within the meaning of the Nasdaq rules.

         Two directors previously serving as Class I Directors, Naomi T. Borwell and Alvin J. Gottlieb, retired from the Board in December 2003 and have been named directors emeriti. Upon the recommendation of the Nominating and Corporate Governance Committee (the "Nominating Committee"), the Board of Directors appointed Cheryl Mayberry McKissack and Edward W. Rabin to fill the vacancies left by these two retiring directors. Also in

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December 2003, the Board amended the by-laws to increase the size of the Board to 16 members from 15, and appointed William R. Rybak as a Class III Director. The Board has designated Mr. Rybak the Company's "audit committee financial expert."

         The six persons named below, all of whom are currently serving as directors and are "independent", have been nominated by the Board upon the recommendation of the Nominating Committee for election as Class III Directors to serve for a term to end at the annual meeting of stockholders in the year 2007 or until their successors are elected and qualified. All of the nominees have indicated a willingness to serve and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any nominee is not available for election, proxies may be voted for the election of such other person selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than six. To be elected as a director, each nominee must receive the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote at the meeting. Stockholders of the Company have no cumulative voting rights with respect to the election of directors.

         The names, ages and certain background information of the director nominees and the persons continuing to serve on the Board of Directors of the Company are set forth below.

NOMINEES FOR CLASS III DIRECTORS TO SERVE UNTIL 2007

         ROBERT F. COLEMAN (59), a director since 1990, is a principal of Robert
F. Coleman & Associates, a law firm located in Chicago, Illinois. He concentrates his practice on business and professional litigation.

         JAMES M. GUYETTE (58), has been a director since 1990. Since 1997, he has been president and chief executive officer of Rolls Royce North America, Inc. Mr. Guyette served as executive vice president of UAL Corporation, the parent company of United Air Lines, Inc., from 1985 to 1995 when he retired after more than 25 years of employment with that company. He is currently a director of Priceline.com, Rolls-Royce plc (London) and Pembroke Capital (Dublin), a financial services and asset management company serving the aviation industry located in Ireland, and formerly a director of First United Financial Services and United Airlines Employees Credit Union.

         PHILIP M. KAYMAN (62), a director since 1990, has been a senior partner with the law firm of Neal, Gerber & Eisenberg in Chicago, Illinois since the firm's founding in 1986.

         THOMAS F. MEAGHER (73), has been a director since 1996. Mr. Meagher has been the chairman and chief executive officer of Howell Tractor and Equipment Co., a distributor of heavy equipment located in Elk Grove Village, Illinois, since 1980. He has had an extensive career in the transportation industry and currently serves on the Estate Committee of Trans World Airlines, Inc.

         WILLIAM J. PODL (59), has been a director since August 1999. Mr. Podl was an organizer of Towne Square Financial Corporation, which was purchased by the Company in August 1999. Mr. Podl founded Doran Scales, Inc. in 1976, and is currently chairman and chief executive officer of that company. Mr. Podl also serves as president of Martec Research, Ltd., an affiliate of Doran Scales, Inc.

         WILLIAM R. RYBAK (52), has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of directors of Howe Barnes Investments, Inc., an investment services

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firm located in Chicago, and the Calamos Mutual Funds. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., from 1986 until 2001.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THESE NOMINEES FOR CLASS III DIRECTORS.

CLASS I DIRECTORS SERVING UNTIL 2005

         RALPH B. MANDELL (63), a director since 1989, is a co-founder of PrivateBancorp and The PrivateBank (Chicago). He has served as Chairman and Chief Executive Officer of PrivateBancorp and The PrivateBank (Chicago) since 1994 and assumed the additional title of President of both entities in March 1999. From inception of the Company until 1994, Mr. Mandell had the title of Co-Chairman. Prior to starting The PrivateBank (Chicago) and PrivateBancorp, Mr. Mandell was the chief operating officer of First United Financial Services, Inc., from 1985 to 1989, and served as its president from 1988 to 1989. First United, a company that was traded on the Nasdaq National Market, was sold to First Chicago Corporation in 1987. Mr. Mandell also served as president of Oak Park Trust & Savings Bank, a subsidiary of First United, from 1985 until 1988. Prior thereto, he had served as executive vice president of Oak Park Trust & Savings Bank since 1979.

         WILLIAM A. CASTELLANO (62), has been a director since 1991. He is the chairman and founder of Worknet, Inc., located in Naperville, Illinois, since 1996. Worknet provides computer networking hosting, engineering and support services to businesses. Mr. Castellano was also the chairman and founder of Workspace, Inc., a provider of office furniture to Chicago area companies, from 1995 to 2001. He was the founder of and served as the chief executive officer to Chrysler Systems Leasing from 1977 to 1991.

         WILLIAM R. LANGLEY (63), a director since 1989, is a co-founder of PrivateBancorp and The PrivateBank (Chicago). Mr. Langley held the title of Co-Chairman of PrivateBancorp, and was active in day-to-day management of the Company until 1995 when he retired. Prior to the formation of PrivateBancorp, Mr. Langley had served as chief executive officer of First United Financial Services, Inc. from 1985 to 1987 and as chairman from 1987 to 1989. First United, a company that was traded on the Nasdaq National Market, was sold to First Chicago Corporation in 1987. Prior to that, he had also served as chairman and president of Oak Park Trust & Savings Bank, a subsidiary of First United, where he had been employed since 1965.

         CHERYL MAYBERRY MCKISSACK (47), a director since December 2003, is the founder, chairperson and chief executive officer of NIA Enterprises, LLC, a Chicago-based database, systems integration and marketing services firm. Prior to founding NIA Enterprises in 2000, she served as worldwide senior vice president and general manager of Open Port Technology from 1997 to 2000. Ms. McKissack currently serves on the board of directors of Deluxe
Corporation, a company that designs, manufactures and distributes printed checks, is the former chair and a current board member of the Information Technology Resource Center, a non-profit organization providing technology planning, training and support to other non-profit organizations, and a board member of LINK Unlimited, a non-profit organization that provides academic, social and career opportunities for inner-city youth located in Chicago.

         EDWARD W. RABIN, JR. (56), a director since December 2003, is president of Hyatt Hotels Corporation. Between 1989 and 2003, Mr. Rabin served as executive vice president for Hyatt Hotels Corporation, and added the title of chief operating officer on January 1, 2000. Prior to his appointment in 1985 as senior vice president-- operations for Hyatt, in which capacity he was responsible for the management of Hyatt's commercial hotels in the U.S., Mr. Rabin held various Hyatt Hotels Corporation

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vice president positions. Mr. Rabin is a director of SMG Corporation, one of the largest owners and operators of stadiums, arenas and convention centers.

CLASS II DIRECTORS SERVING UNTIL 2006

         DONALD L. BEAL (57), a director since 1991, has been the owner of Kar-Don, Inc. d/b/a Arrow Lumber Company, located in Chicago, Illinois, since 1980. Prior to that, Mr. Beal served as vice president of Hyde Park Bank & Trust with responsibilities including commercial lending and personal banking. Mr. Beal is also the sole owner of Ashland Investment, Inc.

         WILLIAM A. GOLDSTEIN (64), is the chief executive officer of Lodestar Investment Counsel, LLC, an investment advisory firm acquired by the Company in 2002, and has over 40 years of experience in the investment industry. Mr. Goldstein was appointed to the Board of Directors of The PrivateBank (Chicago) in January 2003 following completion of the acquisition and is also an executive officer of the Company. Prior to founding Lodestar in 1989, he was a principal in the founding of Burton J. Vincent, Chesley & Co. where he served as executive vice president and director. In 1983 the firm was acquired by Prescott, Ball & Turben (a subsidiary of Kemper Corporation). There Mr. Goldstein was chairman and director of Prescott Asset Management and president of Selected Special Shares, a publicly traded mutual fund.

         JOHN E. GORMAN (58), has been a director since 1994. Since 1982, Mr. Gorman has been a general partner of the Jorman Group, a privately-owned organization with diversified business holdings.

         RICHARD C. JENSEN (58), has been a director since January 2000. Mr. Jensen has been a Managing Director of The PrivateBank (Chicago) since November 1999. He became Chairman, Chief Executive Officer and a Managing Director of The PrivateBank (St. Louis) upon its receipt of its banking charter in June 2000. From May 1998 until joining us, Mr. Jensen served as chairman and chief executive officer of Missouri Holdings, Inc. From March to May 1998, he served as president and chief executive officer of Royal Banks of Missouri. For the previous 18 years, Mr. Jensen served in various executive positions with Nations Bank and its predecessor, Boatmen's Bank, in St. Louis.

         MICHAEL B. SUSMAN (65), has been a director since 1990. He has been a partner in the law firm of Spitzer, Addis, Susman & Enders, located in Chicago, Illinois, since 1974. Since 1987, Mr. Susman has served as president and director of Henry R. Ferris & Company, Genealogical Researchers.

DIRECTOR NOMINATION PROCEDURES

         The Board of Directors has delegated responsibility to the Nominating Committee to identify and select director nominees who are in a position to exercise independent judgment, provide effective oversight of management and serve the best interests of stockholders. The Nominating Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting of stockholders.

         In selecting director nominees, the Nominating Committee will consider, among other factors, the existing composition of the Board and the committee's evaluation of the mix of Board members appropriate for the perceived needs of the Company. The Committee seeks a range of experience, knowledge and judgment and a diversity of perspectives on the Board to enhance the Board effectiveness. The Committee also believes continuity in leadership and board tenure maximizes the Board's ability to exercise meaningful board oversight. Because qualified incumbent directors are generally uniquely positioned to provide stockholders the benefit of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the Nominating Committee will generally consider as potential candidates those incumbent directors interested in standing for re-election who the committee

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believes have satisfied director performance expectations, including regular attendance at, preparation for and meaningful participation in Board and committee meetings.

         Under its policies, the Nominating Committee also considers the following in selecting the proposed nominee slate:

         o at all times, at least a majority of directors must be "independent" in the opinion of the Board as determined in accordance with Nasdaq standards;

         o at all times at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and

         o at all times the Board should have at least one member who satisfies the criteria to be designated by the Board as an "audit committee financial expert."

         Nominating Committee policies recognize the following characteristics and skills as minimum qualifications for any potential director candidate:

         o        highest personal and professional ethics and integrity;
                  commitment to the Company's values;

         o ability and willingness to devote sufficient time and attention to fulfilling Board duties and responsibilities;

         o relevant business, professional or managerial skills and experience; mature wisdom;

         o        communication, leadership and team building skills;

         o        comprehension of the Company's business plans and strategies;
                  financial sophistication;

         o ability to assist in the formulation of business strategies and to monitor and guide expectations;

         o ability and willingness to exercise independent judgment and express tough opinions;

         o collegial personality; nonconfrontational and constructive, but able to challenge, ask questions and assess responses;

         o        good health and mental alertness; and

         o alignment of personal interests with long-term interests of stockholders.

         Stockholder Director Nominee Recommendations. It is generally the policy of the Nominating Committee to consider stockholder recommendations of proposed director nominees if such recommendations are serious and timely received. To be timely, recommendations must be received in writing at the principal executive offices of the Company, addressed to the Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of mailing of the Company's proxy statement for the prior year's annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

         o the proposed nominee's name and qualifications and the reason for such recommendation;

         o the name and record address of the stockholder(s) proposing such nominee;

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         o        the number of shares of stock of the Company which are
                  beneficially owned by such stockholder(s); and

         o a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

DIRECTOR INDEPENDENCE

         The Board of Directors has determined that Messrs. Beal, Coleman, Gorman, Guyette, Kayman, Langley, Meagher, Podl, Rabin, Rybak and Ms. McKissack are independent directors, as defined in the Nasdaq listing standards.

BOARD COMMITTEES

         Members of the Company's Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors currently has five standing committees: (1) the Compensation Committee; (2) the Nominating and Corporate Governance Committee; (3) the Audit Committee; (4) the Executive and Planning Committee; and (5) the Information Technology Committee. Each of the Compensation Committee, Nominating and Corporate Governance Committee and Audit Committee are comprised entirely of "independent directors" as defined in the Nasdaq rules.

         COMPENSATION COMMITTEE. The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer; reviewing and recommending the compensation of the Company's officers, including the Chief Executive Officer; recommending and approving stock option grants and restricted stock and other awards under the Company's Incentive Compensation Plan to management; reviewing and recommending compensation programs including stock option grants, 401(k) contributions and annual bonuses; reviewing and recommending director compensation; advising the Chief Executive Officer on miscellaneous compensation issues; and advising management regarding management succession planning issues. The Compensation Committee also advises and assists management in formulating policies regarding compensation. The current members of the Compensation Committee are Messrs. Guyette (Chairman), Gorman, Meagher and Mr. Rabin and Ms. McKissack.

         NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating Committee was newly formed as a separate committee in 2003 and was renamed the Nominating and Corporate Governance Committee in 2004 (the "Nominating Committee"). The Nominating Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Committee is also responsible for taking a leadership role in shaping the Company's corporate governance practices. In carrying out its duties, the Nominating Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member's "independence" and make recommendations, at least annually, regarding each Board member's "independence" status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct at least annually a performance assessment of the Board.

         The Board of Directors has adopted a charter for the Nominating Committee, which is posted under the Investor Relations portion of the Company's website at www.privatebancorp.com. The current members of the Nominating Committee are Messrs. Guyette (Chairman), Gorman, Meagher, Rabin and Ms. McKissack.

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

         AUDIT COMMITTEE. The Audit Committee is responsible for supervising the Company's accounting, reporting and financial control practices. Generally, the Audit Committee is responsible for the quality and integrity of the Company's financial information and reporting functions, the adequacy and effectiveness of the Company's system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being "independent" directors within the meaning of the Nasdaq listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Rybak is an "audit committee financial expert" as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. The members of the Audit Committee are Messrs. Coleman (Chairman), Beal, Guyette, Langley, Podl and Rybak.

         EXECUTIVE AND PLANNING COMMITTEE. The Executive and Planning Committee is responsible for studying strategic issues prior to submission to the entire Board of Directors for approval. The Executive and Planning Committee consists of Messrs. Mandell (Chairman), Castellano, Coleman, Gorman, Guyette, Kayman and Langley.

         INFORMATION TECHNOLOGY COMMITTEE. The Information Technology Committee reports to the Audit Committee regarding its responsibilities related to the Company's information technology infrastructure. The Information Technology Committee has oversight responsibility related to the quality and integrity of the Company's information technology functions. This Committee is composed entirely of outside directors who are not officers of the Company. The members of the Information Technology Committee are Messrs. Podl (Chairman), Castellano, Coleman, Kayman, Langley, Susman and Ms. McKissack.

BOARD MEETINGS

         During 2003, the Board of Directors met monthly. In addition, the Compensation Committee met five times, the Nominating Committee met five times, the Audit Committee met 21 times and the Information Technology Committee met four times. The Executive and Planning Committee did not hold any meetings in 2003. Each of the directors of the Company attended at least 75% of the total number of meetings held of the Board and Board committees on which such director served during fiscal year 2003, with the exception of Messrs. Guyette and Gottlieb.

BOARD OF DIRECTORS' COMPENSATION

         In 1992, the Company commenced a program of compensating the outside directors of the Company who are also outside directors of The PrivateBank (Chicago) and The PrivateBank (St. Louis) with stock option awards. The Company's philosophy has been to increase the directors' equity stake in the Company to enhance the alignment of their interests with those of the stockholders. The director options have been granted each year in amounts determined at the discretion of the Board. The options become fully vested at the end of the year of grant, subject to a full year of service. In each case, the options have been granted at an exercise price equal to or greater than the estimated fair market value of the Company's common stock at the date of grant. Partial vesting applies for partial year service. As of December 31, 2003, there were outstanding options granted to non-employee directors pursuant to this program to purchase an aggregate of 189,875 shares of common stock at an average weighted per share exercise price of $12.83.

         During 2003, each non-employee member of the Company's Board of Directors was a paid cash retainer of $10,000 and granted stock options for 1,500 shares of the Company's common stock. During 2003, each committee Chairman received a $3,000 retainer with the exception of the Audit Committee Chairman, who received $5,000. During 2003, the Audit Committee Chairman received an additional cash retainer of $15,000 as compensation for his additional supervisory duties and responsibilities imposed by the Sarbanes-Oxley Act of 2002 and Nasdaq listing standards. Non-employee members of the Company's Board of Directors are eligible to participate in the Company's Deferred Compensation Plan, which has been implemented as part of the Incentive Compensation Plan approved by stockholders in April 2003. This program allows the directors to defer receipt of amounts payable to them and to elect to receive deferred payment in the form of cash or stock.

         In addition to a cash retainer and the stock option grants, non-employee members of the Company's Board of Directors receive fees of $300 for each Board meeting attended. The directors also receive $200 per meeting for attendance at meetings of any committees of the Board on which they serve. Total Board and Board committee meeting fees paid in 2003 were $134,100, which includes fees paid to Board and Board committee members of The PrivateBank (Chicago).

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

         Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations department at (312) 683-7100 or visit the Investor Relations page on our website at www.privatebancorp.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Secretary of the Company at PrivateBancorp, Inc., Ten North Dearborn, Chicago, Illinois 60602. The Company's policy is to forward written communications so received from stockholders to the appropriate directors.

         Policies adopted by the Board of Directors encourage directors to attend the Company's annual meeting of stockholders each year. All of the 15 directors then serving attended the Company's 2003 annual meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the beneficial ownership of the common stock as of February 25, 2004, with respect to (1) each Director, nominee for director and named executive officer of the Company; and (2) all Directors and executive officers of the Company as a group. Other than Mr. Mandell, the Company does not know of any stockholder who holds in excess of 5% of any class of the Company's voting securities.

                                              AMOUNT OF
                                                COMMON                                         TOTAL
                                                SHARES                         CURRENTLY     AMOUNT OF          TOTAL
                                             BENEFICIALLY       RESTRICTED    EXERCISABLE    BENEFICIAL      PERCENTAGE
                                                OWNED             STOCK         OPTIONS      OWNERSHIP(1)    OWNERSHIP(1)
                                             ------------       ----------    -----------    ------------    ------------
DIRECTORS
Ralph B. Mandell**......................        429,322(2)       23,500(3)      75,863        528,684          5.30%
Donald L. Beal..........................         34,306(4)           --         18,240         52,546           *
William A. Castellano...................        253,680(5)           --          1,500        255,180          2.58
Robert F. Coleman.......................         55,960(6)           --         24,750         80,680           *
William Goldstein.......................        223,169              --             --        223,169          2.26
John E. Gorman..........................             --              --             --             --           *
James M. Guyette........................         39,380              --         13,740         53,120           *
Richard C. Jensen**.....................         42,084(7)        9,800(8)      11,250         63,134           *
Philip M. Kayman........................         39,800              --         21,480         61,280           *
William R. Langley......................        204,960              --         46,800        251,760          2.53
Cheryl Mayberry McKissack...............             --              --             --             --           *
Thomas F. Meagher.......................         40,620              --          6,000         46,620           *
William J. Podl.........................         57,334              --          1,500         58,834           *
Edward W. Rabin, Jr.....................          1,500              --             --          1,500           *
William R. Rybak........................             --              --             --             --           *
Michael B. Susman.......................         42,780              --         16,395         59,175           *
                                              ---------          ------        -------      ---------         -----
   Total Directors (16) persons               1,464,895          33,300        237,488      1,735,682         17.13%

NON-DIRECTOR NAMED EXECUTIVE OFFICERS
Dennis L. Klaeser.......................          8,352           5,000(9)          --         13,352           *
Gary S. Collins.........................        101,941(10)      12,100(3)      22,950        136,991          1.38%
Hugh H. McLean..........................        124,476          13,000(11)     22,950        162,426          1.64
                                              ---------          ------        -------      ---------         -----
   Total Directors and Executive
      Officers (21) persons.............      1,720,332          74,650        289,450      2,084,432         20.47%
                                              =========          ======        =======      =========         =====

------------------
*        Less than 1%
** Denotes person who serves as a director and who is also a named executive officer.
(1) Beneficial ownership is determined in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(2) Includes 34,500 shares held by Mr. Mandell's spouse. Mr. Mandell's business address is c/o The PrivateBank and Trust Company, Ten North Dearborn, Chicago, Illinois 60602.
(3) Shares vest at various dates between 2003 and 2006, and are subject to forfeiture until such time as they vest.
(4)      Includes 13,296 shares held by Mr. Beal's spouse and children.
(5) Includes 5,475 shares held by Mr. Castellano's children and 10,050 shares held by WMC Investment Ltd. Partnership.
(6) Includes 1,200 shares held by Mr. Coleman's spouse and [4,800] shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is a participant.
(7) Includes 22,084 shares held in trusts under which Mr. Jensen and his spouse are trustees.
(8) Shares vest at various dates between 2005 and 2006, and are subject to forfeiture until such time as they vest.
(9) Shares vest in 2008, and are subject to forfeiture until such time as they vest.
(10)     Includes 4,362 shares held by Mr. Collins' spouse and children.
(11) Shares vest at various dates between 2003 and 2006, and are subject to forfeiture until such time as they vest.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid by the Company and its subsidiaries to the Chairman, President and Chief Executive Officer and the four other most highly paid executive officers (the "Named Executive Officers") who served as such at December 31, 2003.

                                                           SUMMARY COMPENSATION TABLE
                               ----------------------------------------------------------------------------------------
                                                                                 LONG-TERM
                                          ANNUAL COMPENSATION               COMPENSATION AWARDS
                               --------------------------------------   -----------------------------
                                                            OTHER
                                                            ANNUAL                        SECURITIES        ALL OTHER
             NAME AND                 SALARY    BONUS    COMPENSATION    RESTRICTED       UNDERLYING       COMPENSATION
        PRINCIPAL POSITION     YEAR    ($)     ($)(1)      ($)(2)       STOCK($)(3)(4)   OPTIONS(#)(5)          ($)
------------------------------ ----  -------   -------   ------------   --------------   -------------     ------------
Ralph B. Mandell(5)........... 2003  390,000   670,000      26,169       241,220(6)         14,000          6,000(7)
Chairman, President and CEO    2002  310,000   585,000      19,194            --                --         60,040(7)
                               2001  290,000   300,000      19,122        42,375(8)          9,750         57,440(7)

Dennis Klaeser(9)............. 2003  146,250   230,000       5,391       172,300(10)         9,000             --
Secretary/Treasurer and CFO

Richard C. Jensen............. 2003  182,000   135,000      10,332        68,920(12)         4,000          6,000(11)
Managing Director              2002  170,000   130,000       9,672            --                --          6,000(11)
                               2001  160,000    60,000       9,636        24,013(13)         6,000          3,400(11)

Hugh H. McLean(5)............. 2003  190,000   245,000      13,994        86,150(14)         4,500          6,000(11)
Managing Director              2002  175,000   230,000      11,850            --                --          6,000(11)
                               2001  155,000   105,000      11,778        28,250(15)         6,000          3,400(11)

Gary S. Collins(5)............ 2003  190,000   245,000      18,092        86,150(14)         4,500          6,000(11)
Managing Director              2002  175,000   230,000      15,925            --                --          6,000(11)
                               2001  155,000   105,000      16,253        28,250(15)         6,000          3,400(11)

------------------
(1) Bonuses for 2003, 2002 and 2001 were determined in December of the respective years and paid in the following January. In addition, during 2002, one-time cash bonuses were paid to Mr. Mandell - $40,000; Mr. Jensen - $30,000; Mr. McLean - $30,000 and Mr. Collins - $30,000.
(2) Represents automobile allowances, life insurance premiums and club membership dues and fees paid by the Company.
(3) Reflects restricted stock awards under the Company's Stock Incentive Plan. The Company has paid regular dividends on all shares of restricted stock outstanding. These shares of restricted stock are subject to forfeiture in the event the officer's employment terminates before the fifth anniversary of the grant date and become immediately vested in the event of a change in control. The number and value of the aggregate restricted stock holdings of each of the above named persons as of December 31, 2003, based on the closing price of $45.29 for the Company's common stock on that date, were as follows: Mr. Mandell - 23,500 shares, $1,064,315; Mr. Klaeser - 5,000 shares, $226,450; Mr.
        McLean - 13,000 shares, $588,770; Mr. Collins - 12,100 shares, $548,009;
        and Mr. Jensen - 9,800 shares, $443,842.
(4) On April 24, 2002, restricted shares that were granted in 1997 vested and created taxable compensation in the amount of $224,000, $89,600 and $89,600 to Ralph Mandell, Gary Collins and Hugh McLean, respectively. On June 25, 2003, restricted shares that were granted in 1998 vested and created taxable compensation in the amount of $228,060, $65,160, $65,160 to Ralph Mandell, Gary Collins and Hugh McLean, respectively.
(5) Options to purchase shares of common stock granted in 2001 have an exercise price of $9.417 and vest over a four year period. Vesting is accelerated in the event of a change in control. No options were granted to the persons identified in this table in 2002. Options to purchase shares of common stock granted in 2003 have an exercise price of $34.46 and vest over a four year period.
(6) Represents an award of 7,000 shares of restricted stock at a value of $34.46 per share.
(7)     Represents (a) matching contributions to the Company's 401(k) Plan, and
        (b) dollar value-benefit of accrued imputed interest (assuming full forgiveness of cumulative accrued interest) relating to a loan from the Company in connection with Mr. Mandell's 1998 stock purchase transaction. This loan was repaid in full by Mr. Mandell on December
        30, 2002.
(8) Represents an award of 4,500 shares of restricted stock at a value of $9.417 per share.
(9)     Dennis Klaeser joined the Company in April 2003.
(10) Represents an award of 5,000 shares of restricted stock at a value of $34.46 per share.
(11) Represents matching contributions to the Company's 401(k) plan made by the Company for the benefit of the executive officer.

(footnotes continue on following page)

(12) Represents an award of 2,000 shares of restricted stock at a value of $34.46 per share.
(13) Represents an award of 2,550 shares of restricted stock at a value of $9.417 per share.
(14) Represents an award of 2,500 shares of restricted stock at a value of $34.46 per share.
(15) Represents an award of 3,000 shares of restricted stock at a value of $9.417 per share.

OPTION GRANTS IN LAST FISCAL YEAR

         The table below summarizes certain information about the options to purchase the Company's common stock which were granted in 2003 by the Company for each Named Executive Officer. All options were granted with a per share exercise price equal to the fair market value of the Company's common stock on the grant date.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                           % OF
                                           TOTAL                                    POTENTIAL
                                          OPTIONS                               REALIZABLE VALUE
                            NUMBER OF     GRANTED                                AT ASSUMED ANNUAL
                             SHARES         TO                                    RATES OF STOCK
                            UNDERLYING    EMPLOYEES    EXERCISE                 PRICE APPRECIATION
                             OPTIONS        IN          OR BASE                   FOR OPTION TERM
                             GRANTED       FISCAL       PRICE      EXPIRATION   -------------------
           NAME               (#)          YEAR         ($/SH)        DATE       5% ($)     10% ($)
-----------------------     ----------    ---------    --------    ----------   --------   --------

Ralph B. Mandell.......      14,000          7.42%      34.46      08/28/13      303,404    768,885
Dennis L. Klaeser......       9,000          4.77       34.46      08/28/13      195,045    494,283
Richard C. Jensen......       4,000          2.12       34.46      08/28/13       86,687    219,681
Hugh H. McLean.........       4,500          2.38       34.46      08/28/13       97,523    247,142
Gary S. Collins........       4,500          2.38       34.46      08/28/13       97,523    247,142

AGGREGATED OPTION EXERCISES AND YEAR-END VALUES

         The following table summarizes for each Named Executive Officer the number of shares of common stock subject to outstanding options and the value of such options that were unexercised at December 31, 2003.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                            SHARES                         NUMBER OF
                           ACQUIRED                   SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                              ON          VALUE        UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                           EXERCISE      REALIZED               AT                  AT DECEMBER 31,
          NAME               (#)           ($)        DECEMBER 31, 2003 (#)            2003($)(2)
----------------------   ----------      --------     ---------------------     -----------------------
                                                           EXERCISABLE/             EXERCISABLE/
                                                         UNEXERCISABLE(1)         UNEXERCISABLE(1)
                                                      ---------------------     -----------------------
Ralph B. Mandell......      13,200        288,069        73,425 / 21,125        $2,780,861 /  409,843
Dennis L. Klaeser.....          --             --            -- /  9,000                -- /   97,470
Richard C. Jensen.....          --             --         9,750 /  9,250        $  357,640 / $234,280
Hugh H. McLean........      24,000        421,440        21,450 /  8,850        $  741,555 / $206,359
Gary S. Collins.......      19,200        386,352        21,450 /  8,850        $  741,555 / $206,359

------------------
(1) The numbers and amounts in the above table represent shares of common stock subject to options granted by the Company that were unexercised as of December 31, 2003.
(2) The estimated fair market value of the Company's common stock at December 31, 2003 was $45.29 per share.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with Ralph B. Mandell, the Company's Chairman, President and Chief Executive Officer, which was automatically renewed for an additional two years on July 1, 2003. The agreement, which has a term of two years, expires on June 30, 2005. The term of the agreement is automatically renewed for successive two-year terms, unless either party gives 90-days advance notice of an intention to terminate the agreement. Under the provisions of the agreement, Mr. Mandell is entitled to an annual base salary of $290,000, which is subject to review from time to time, and may be increased when and to the extent the Board, in its discretion, determines. Mr. Mandell's salary was $390,000 in 2003 and is $410,000 for 2004. Mr. Mandell may receive a discretionary bonus to the extent determined by the Board of Directors and is entitled to participate in benefit plans and other fringe benefits available to the Company's managing directors.

         Under the agreement, Mr. Mandell's employment may be terminated by the Company at any time for "cause," as defined in the agreement, in which case, or if he resigns from the Company without "good reason," the agreement immediately terminates, and he would be entitled only to unpaid benefits accrued during the term of his employment. If Mr. Mandell chooses to resign with good reason, or the Company chooses to terminate his employment without cause, he is also entitled to receive severance in the amount equal to 150% of his then current base annual salary, plus the average of the sum of the bonuses he earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year's bonus amount, if any. The agreement also provides for death benefits equal to six months of his then current annual base salary.

         In the event that Mr. Mandell is terminated after a change in control (as defined in the agreement) of the Company, he will be entitled to a lump sum payment equal to three times the sum of (1) his annual base salary; (2) the greater of (a) his bonus amount, if any, for the prior year or (b) his average bonus, if any, for the three preceding years; and (3) the sum of the contributions that would have been made by the Company to him during the year under benefit plans and the annual value of any other executive perquisites. The agreement also entitles Mr. Mandell to receive gross up payments to cover any federal excise taxes payable by him in the event the change in control benefits are deemed to constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. If a change in control of the Company had occurred and Mr. Mandell was terminated effective January 1, 2004, based on his 2003 compensation he would have been entitled to a lump-sum payment of approximately $3.4 million under the agreement. This amount does not include gross up payments, if any, that the Company may be obligated to pay to Mr. Mandell to cover any excise taxes payable by him.

         The agreement also contains non-solicitation provisions, which prohibit Mr. Mandell from soliciting, either for his own account or for the benefit of any entity located within a 25 mile radius of the Company or any of its subsidiaries, any of its clients or employees. These non-solicitation provisions remain in effect for a period of two years after the termination of his employment.

         The Company has also entered into employment agreements with (1) Richard C. Jensen, one of our directors, and the chairman, chief executive officer and a managing director of The PrivateBank (St. Louis), (2) Dennis L. Klaeser, the Company's Chief Financial Officer, (3) Hugh H. McLean, a managing director and vice chairman of The PrivateBank (Chicago) and (4) Gary S. Collins, a managing director and vice chairman of The PrivateBank (Chicago) (each an "Executive" or collectively referred to as the "Executives"). The Company had previously entered into a three-year agreement with Mr. Jensen, which expired on June 30, 2003.

         Each of the agreements became effective on October 1, 2003, has a term of one year and expires on September 30, 2004. The term of each agreement is automatically renewed for an additional year, unless either party gives 90-days advance notice of an intention to terminate the agreement. In the event of a change in control (as defined in the agreement), each of the agreements is automatically extended to a date two years from the date of the change in control. The terms and provisions of the Executives' agreements are substantially similar to those of the employment agreement with Mr. Mandell summarized above, with the following exceptions:

         o Mr. Jensen's annual base salary for 2003 was $182,000, and is $190,000 for 2004; Mr. Klaeser's annual base salary for 2003 was $190,000, and is $205,000 for 2004; and each of Messrs. McLean's and Collins' annual base salary for 2003 was $190,000, and is $200,000 for 2004. Each executive's base salary is subject to periodic review from time to time, and may be increased when and to the extent the Board, in its discretion, determines.

         o If the Executive chooses to resign with good reason, or the Company chooses to terminate his employment without cause, he is entitled to receive severance in the amount equal to 100% of his then current annual base salary, plus the average of the sum of any bonuses he earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year's bonus amount, if any;

         o In the event the Executive is terminated after a change of control (as defined in the agreement) of the Company, he will be entitled to unpaid benefits accrued during the term of his employment, a pro rata bonus for the year of termination based on the prior year's bonus amount, if any, and a lump-sum payment equal to two times the sum of: (a) his annual base salary; plus (b) the greater of (i) his bonus amount, if any, for the prior year or (ii) his average bonus, if any, for the three preceding years; and (c) the sum of contributions that would have been made by the Company to him during the year under benefit plans and the annual value of any other executive perquisites. The agreement also entitles the Executive to receive gross up payments to cover any federal excise taxes payable by him in the event the change in control benefits are deemed to constitute "excess parachute payments" under Section 280G of the Internal Revenue Code. If a change in control of the Company had occurred and the Executive was terminated effective January 1, 2004, based on the Executive's 2003 compensation, each Executive would have been entitled to a lump-sum payment under each of the applicable agreements as follows: Mr. Jensen $691,391, Mr. Klaeser $901,942, Mr. McLean $933,219, and Mr. Collins $933,219. This amount does not include gross up payments, if any, that the Company may be obligated to pay to the Executive to cover any excise taxes payable by him. The Executive will also be entitled to outplacement counseling services for a reasonable period of time following such termination as agreed between the Executive and the Company; and

         o Each agreement also contains certain non-solicitation provisions, which prohibit the Executive from soliciting, either for his own account or for the benefit of any entity located within a 50-mile radius of the Company or any of its subsidiaries, any of the Company's or its subsidiaries' clients or employees. These non-solicitation provisions remain in effect for a period of one year after the termination of his employment.

         On December 30, 2002, Lodestar Investment Counsel, LLC ("Lodestar"), a subsidiary of the Company, entered into an employment agreement with William A. Goldstein, the chief executive officer of Lodestar and a director of the Company. The agreement, which has a term of five years, expires on December 30, 2007. Under the provisions of the agreement, Mr. Goldstein is entitled to an annual base salary of $100,000 subject to adjustment by the Board. Mr. Goldstein is eligible to receive an annual bonus equal to at least 35% of the revenues attributable to his designated accounts and is entitled to participate in benefit plans and other fringe benefits available to Lodestar's executives.

         Under the agreement, Mr. Goldstein's employment may be terminated by Lodestar at any time for "cause," as defined in the agreement, in which case, or if he resigns from Lodestar without "good reason," the agreement immediately terminates, and he would be entitled only to unpaid benefits accrued during the term of his employment. If Mr. Goldstein chooses to resign with good reason, or Lodestar chooses to terminate his employment without cause, he is also entitled to receive severance in the amount equal to his then current annual base salary, plus a bonus for the year of termination equal to the prior year's bonus amount, if any.

         The agreement also contains certain non-solicitation provisions, which prohibit Mr. Goldstein from soliciting, either for his own account or for the benefit of any entity located within a 25-mile radius of any place of business of Lodestar, any clients or employees of Lodestar or engage in any business which is similar to or in competition with Lodestar, for up to 18 months following his termination. Mr. Goldstein is also prohibited from accepting any business from any clients of Lodestar for up to two years following his termination.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Throughout 2003, the Compensation Committee of the Board of Directors ("Committee") was comprised entirely of non-management directors. Among the Committee's duties are the responsibility for reviewing chief executive officer compensation and business expenses and making recommendations for approval to the full Board, as well as the review and approval of the compensation and benefit policies and programs for other senior executives. The Committee also advises and assists management in formulating policies regarding overall compensation.

OBJECTIVES

         Under the direction of the Committee, the Company's compensation policies are designed to align the interests of the executives with those of the stockholders. The goal of the policies is to improve profitability and long-term stockholder value by rewarding the executives based on criteria set for individual and corporate performance. The compensation program and policies are also designed to aid in the attraction, motivation and retention of key personnel.

         The Committee uses third-party consultants and compensation surveys to help construct and maintain a competitive compensation program. Consultants are chosen based on their experience in compensation matters and their experience in the financial services industry. During 2003, the Committee engaged Frederic W. Cook & Co. as its compensation consultant. Among other things, the Committee used the consultants for assistance in comparing compensation levels and the Company's compensation programs to those of selected peer group companies.

PERFORMANCE CRITERIA

         The Committee uses a combination of base salary, cash incentive compensation and equity-based incentive compensation as its total compensation package. Annual corporate and individual performance goals are set each year in conjunction with the Board's approval of the annual profit plan. The annual profit plan establishes the performance benchmark for both earnings and asset growth.

         The chief executive officer's performance goals are set by the Committee and are based upon a combination of objective and subjective performance criteria. Objective criteria include the achievement of net income and earnings per share targets and growth in assets, loans and trust assets under administration. Subjective criteria include strategy, leadership, ethics, effectiveness, planning and execution of strategic initiatives.

         The performance goals of the other senior executives are set by the chief executive officer. These goals are based upon both corporate and personal performance. Corporate goals are based upon achievement of the same earnings and growth targets as for the chief executive officer. Individual performance goals are based upon a combination of personal objective and subjective performance criteria.

BASE SALARY

         In considering annual base salary increases, the Committee in conjunction with the chief executive officer, reviews the performance of each of its senior executives individually. The Committee periodically compares base salary data with information obtained from third party consultants and compensation surveys. Base salary levels historically have been targeted to be generally at the mid-points of comparable executive compensation at peer companies identified by the Committee, as the Committee feels that a significant portion of total compensation should be at risk. The Committee recognizes that it is difficult to make exact comparisons for every position since specific talents and responsibilities of each senior executive make his position unique. In general, competitive trends of the industry and in the Company's peer group are followed. In December of each year, the Committee approves annual base salaries for the executive officers for the following year.

CASH INCENTIVE COMPENSATION

         Cash incentive compensation is based on both corporate goal achievement and individual performance. When performance goals are set, the Committee assigns a percentage of the salary of the chief executive officer as his target annual cash incentive compensation award. The chief executive officer recommends target percentages for each of the other senior executives which are reviewed and approved by the Committee. These target percentages may be slightly above those set by peer companies as identified by third party consultants and compensation surveys. Bonuses paid will be at, above or below the target percentage depending upon the degree to which individual and corporate goals are met, consistent with the Committee's "at risk" compensation philosophy.

         In December of each year, the Committee approves annual cash incentive compensation amounts, based on performance reviews and the achievement of projected corporate and individual performance levels. Bonuses awarded are payable in January of the following year. Also, goals and target cash incentive compensation percentages are set for the following year in conjunction with the Board's approval of the annual profit plan.

EQUITY-BASED INCENTIVE COMPENSATION

         All senior executives are participants in the Company's Incentive Compensation Plan adopted and approved by stockholders in 2003. At its discretion, the Committee reviews and recommends for full Board approval the grant to the chief executive officer and other senior executives of stock-based awards under the plan. The Committee considers recommendations from the chief executive officer regarding awards for the other senior executives. These awards are based on past performance and the expectation that each executive officer's future performance will positively impact stockholder value. The Committee believes that by using equity-based incentive compensation for its executive officers in addition to base salary and cash incentive compensation awards, the interests of management are best aligned with the interests of the Company's stockholders. During 2003, the Committee made awards to executive officers under the Incentive Compensation Plan in the form of stock options, all designated as incentive stock options, and restricted stock awards. The options were granted at market value, vest over four years and expire ten years from the date of grant. The restricted stock awards vest five years from the date of grant.

         Prior to 2002, the Committee made awards under the terms of the Stock Incentive Plan, previously approved by stockholders, in the form of stock options, restricted stock, or a combination of both. No awards were granted to executives in 2002 because there were no shares remaining available for grant under that plan. In 1992, certain executive officers were granted non-qualified stock options as replacement for a portion of compensation forfeited in that year. Since then, all stock options granted to executive officers under the Stock Incentive Plan were designated as incentive stock options, and except in 1998, have been granted at the then current market price of the Company's common stock with a ten-year life and four-year vesting schedule. In 1998, the Committee granted incentive stock options as "premium priced options" at 125% of market value with five-year cliff vesting. Vesting of these options was accelerated when total returns exceeded specified hurdles over the specified period of time. Restricted stock awards have generally been granted with five-year cliff vesting.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The Committee reviews the performance of Mr. Ralph B. Mandell, the Company's chief executive officer, by evaluating the achievement of corporate and personal objectives set each year in conjunction with the Board's approval of the annual profit plan. The Committee considered the effect of significant corporate developments and initiatives in evaluating overall corporate performance in 2003. Factors which influenced the Committee's evaluation of performance for 2003 included, among other achievements, successful completion of the $61.0 million public stock offering, significant growth in earnings per share in 2003, return on average equity in excess of 15%, growth in assets, loans and trust assets under administration, as well as significant appreciation during the year in the market price of the Company's common stock. For 2003, Mr. Mandell received base salary of $390,000 and a year-end cash bonus of $670,000 which was paid in January, 2004. The bonus amount was determined and paid in accordance with the terms of the Company's cash incentive program under the Incentive Compensation Plan. Mr. Mandell was also awarded long-term compensation in the form of options to purchase 14,000 shares of common stock at $34.46 per share, the market price at the time of grant, that vest over four years and 7,000 shares of restricted stock with five-year cliff vesting. Based on the Committee's recommendation, the Board increased Mr. Mandell's base salary to $410,000 for 2004.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code limits the tax deductibility of executive compensation for officers of public companies.
Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to a company's chief executive officer and each of the next four most highly compensated executive officers. However, certain performance-based compensation is excluded from the Section 162(m) limits if paid pursuant to plans approved by stockholders of the Company.

         As a result of stockholder approval of the Company's cash incentive compensation program in 2003 as part of the Incentive Compensation Plan, a significant portion of the Company's executive compensation for 2003 qualifies for treatment as performance-based compensation under Section 162(m). Accordingly, there was no limit on the deductibility of the Company's executive compensation expense for federal income tax purposes in 2003, and the Committee does not currently anticipate that the Company will exceed the Section 162(m) limit in the future. However, it is possible that the Committee or the Board may determine that it is appropriate to compensate executives above the limit in circumstances of outstanding corporate and executive achievement.

         Messrs. Rabin and Gorman and Ms. McKissack were appointed to the Compensation Committee in 2003 and did not participate in the Committee's deliberations regarding Mr. Mandell's 2003 compensation.

         The report is submitted by the Compensation Committee.

                            James M. Guyette (Chairman)
                            John E. Gorman
                            Thomas F. Meagher
                            Cheryl Mayberry McKissack
                            Edward W. Rabin, Jr.

         The foregoing Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Guyette, Gorman, Meagher, Rabin and Ms. McKissack each serve on the Compensation Committee of the Board of Directors of the Company. Each of these individuals has engaged in certain transactions as clients of the banks, in the ordinary course of the banks' business, including borrowings, during the last year, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unaffiliated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. In addition, Mr. Ralph B. Mandell, our Chairman, President and Chief Executive Officer, serves on the compensation committee of The PrivateBank (St. Louis), which is responsible for determining the compensation of the senior officers of that bank. Mr. Richard C. Jensen, Chairman, Chief Executive Officer and a Managing Director of The PrivateBank (St. Louis), is a director of the Company.

                               PERFORMANCE GRAPH

         The graph below compares the cumulative total stockholder return on the common stock of the Company for the period beginning June 30, 1999 and ending December 31, 2003, with the cumulative total return on the Russell 2000 Index and a peer group index, the CRSP Index for Nasdaq Bank Stocks, over the same period, assuming the investment of $100 in the Company's common stock, the Russell 2000 Index and the CRSP Index for Nasdaq Bank Stocks on June 30, 1999, and the reinvestment of all dividends.

                                     [GRAPH]








                                             6/30/99    12/31/99    12/31/00    12/31/01  12/31/02   12/31/03
                                             -------    --------    --------    --------  --------   --------
PrivateBancorp, Inc.....................     $100.00    $ 63.81     $ 43.89     $ 95.07     $184.22    $332.13
CRSP Index for Nasdaq Bank Stocks.......      100.00      93.44      106.80      116.43      118.49     131.25
Russell 2000 Index .....................      100.00     110.18      105.42      106.50       83.52     121.41

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934 requires the Company's directors and certain executive officers and certain other beneficial owners of the Company's common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission and the Nasdaq National Market. To the best of the Company's knowledge, based solely on copies of such reports received by it, the Company believes that for 2003 all required filings were timely filed by each of its directors and executive officers, except: (1) a Form 4 filed by Mr. McLean reporting open market purchases on February 3, 2003 (which were reported on February 7, 2003);
(2) a Form 4 filed by Mr. Susman reporting an option exercise on January 27, 2003 (which was reported on February 27, 2003) and a Form 4 reporting the allocation of deferred compensation on June 30, 2003 (which was reported on October 2, 2003); (3) a Form 4 filed by Mr. Jensen reporting open market purchases on March 5, 2003 (which were reported on March 10, 2003); (4) a Form 4 filed by Mr. Klaeser reporting an open market purchase on July 25, 2003 (which was reported on July 30, 2003); (5) a Form 4 filed by Mr. Guyette reporting the allocation of deferred compensation on June 30, 2003 (which was reported on October 2, 2003); (6) a Form 4 filed by Mr. Kayman reporting the allocation of deferred compensation on June 30, 2003 (which was reported on October 2, 2003);
(7) a Form 4 filed by Mr. Mandell reporting a gift on December 12, 2002, the acquisition of restricted stock on August 28, 2003 and an option grant on August 28, 2003 (which were reported on November 10, 2003); (8) a Form 4 filed by Ms. Jackson reporting an open market purchase on November 3, 2003 (which was reported on November 12, 2003); (9) each of Mr. Rabin and Ms. McKissack filed a late Form 3, which were filed on January 15, 2004; and (10) a Form 4 filed by each director and executive officer who served in 2003, except Messrs. Rabin, Rybak and Ms. McKissack, reporting an option grant and/or acquisition of restricted stock on August 28, 2003 (which were filed on September 26, 2003).

                        TRANSACTIONS WITH RELATED PERSONS

         Some of the Company's executive officers and directors are, and have been during the preceding year, clients of the banks, and some of the Company's executive officers and directors are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, clients of the banks. As such clients, they have had transactions in the ordinary course of business of the banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. At December 31, 2003, the Company had $18.4 million in loans outstanding to certain directors and executive officers and their business interests of the Company and to certain executive officers of the banks.

         During 2003, the PrivateBank (Chicago) acquired phone and video conferencing equipment and related services with a total cost of $595,833 through an information technology company, Worknet, Inc. William Castellano, who is one of our directors, is an affiliate of that company.

         During 2003, the Company incurred professional fees for services provided by the law firm of Spitzer, Addis, Susman & Krull in the amount of approximately $262,020. Michael B. Susman, who is one of our directors, is a partner of that firm.

         During 2003, the Company paid approximately $132,000 to a firm providing investment management services related to the bank's investment portfolio. John Gorman, who is one of our directors, is a partner of that firm.

             PROPOSAL 2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                   CERTIFICATE OF INCORPORATION INCREASING THE
                   NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         At a meeting of the Board of Directors held on February 26, 2004, the Board of Directors [unanimously] approved and is recommending to the Company's stockholders for approval an amendment to the Company's Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of common stock from the 24,000,000 shares presently authorized to 39,000,000 shares.

         As approved by the Board, subject to stockholder approval at the Meeting, the first paragraph of Article FOURTH of PrivateBancorp, Inc.'s Amended and Restated Certificate of Incorporation would be amended to read as follows:

         "The total number of shares of stock which the Corporation shall have authority to issue is forty million (40,000,000) divided into two classes as follows: one million (1,000,000) of which shall be Preferred Stock, without par value, and thirty-nine million (39,000,000) of which shall be Common Stock, without par value."

PURPOSE OF CHARTER AMENDMENT

         The Amended and Restated Certificate of Incorporation currently authorizes the issuance of up to 24,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of the record date, the Company had [________] shares of common stock outstanding and [________] shares of common stock reserved for issuance to current or former directors, officers and employees under compensation and benefit plans, leaving only [___________] shares of common stock authorized, unissued and unreserved and available for other corporate purposes.

         The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board greater flexibility to declare common stock splits or stock dividends when considered desirable and still leave sufficient shares available for issuance in connection with potential acquisitions, financings, employee benefits and for other general corporate purposes.

         The Company's growth strategy includes the pursuit of further acquisitions of asset management firms and other fee-income businesses. The Company may also pursue selective acquisitions to expand its banking franchise to other geographic markets. The Board of Directors believes it is important to have the flexibility to use common stock or a combination of cash and stock as consideration in potential acquisitions. The Company may also desire to issue common stock from time to time in the future to raise additional capital necessary to support future growth of the Company.

         Approving an increase in the number of authorized shares at this time would avoid the additional expense and delay incidental to obtaining stockholder approval to increase the number of authorized shares at the time of any planned transaction of the type described above, unless stockholder approval is otherwise required for a particular issuance by applicable law. The proposed amendment to the Amended and Restated Certificate of Incorporation would increase the authorized, unissued and unreserved common stock remaining available for issuance from [_________] to [_________] shares.

         Authorized, unissued and unreserved common stock may be issued from time to time for any proper purpose without further action of the stockholders, except as required by the Amended and Restated Certificate of Incorporation, applicable law or the listing requirements of the Nasdaq National Market, on which the common stock is listed.

         Each share of common stock authorized for issuance has the same rights and is identical in all respects with each other share of common stock. Newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Under Delaware law and the Company's charter, stockholders do not have preemptive rights to purchase subsequently issued shares of common stock.

         The ability of the Board of Directors to issue additional shares of common stock without additional stockholder approval may be deemed to have an anti-takeover effect. The amendment, however, is not being proposed in order to prevent a change in control, and is not in response to any present attempt known to the Board to acquire control of the Board of Directors, to obtain representation on the Board of Directors or to take significant action which affects control of the Company. Although the Company has no such plans, the Company could use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes of control or changes in or removal of management of the Company. For example, if the amendment is approved, the Board of Directors could strategically issue shares in private placements that could frustrate takeovers or other transactions that do not favor the current Board of Directors and management, even if those transactions are at substantial market premiums and are favored by stockholders of the Company. Any issuance of additional shares also could have the effect of diluting the earnings per share and book value per share of the outstanding shares of the Company's common stock as well as stock ownership and voting rights of stockholders, including persons seeking to obtain control of the Company. The Board of Directors does not, however, intend to issue any additional shares of common stock except on terms which it deems to be in the best interests of the Company and its stockholders.

         The Company's charter and By-laws currently contain a number of provisions that may prevent, deter or delay a change in control of the Company. The Company's Board of Directors is divided into three classes, and each class is elected for staggered three-year terms. Staggered terms of directors may reduce the possibility of a change in control of the Company, even though a change in control might be in the best interest of the stockholders. In addition, the Board of Directors also has the authority to set the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of preferred stock of the Company which could be used for anti-takeover purposes. Delaware law also permits adoption of additional anti-takeover measures.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's independent public accountants for the fiscal year ended December 31, 2003 were Ernst & Young LLP. The Company's Audit Committee has selected Ernst & Young as the Company's independent public accountants for the fiscal year ending December 31, 2004. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company's independent public accountants, and selecting the independent public accountants for the current fiscal year.

         Management has invited representatives of Ernst & Young to be present at the meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

CHANGE IN ACCOUNTANTS

         On May 23, 2002, the Audit Committee of the Board of Directors of the Company approved a change in the Company's auditors. The Board of Directors ratified the Audit Committee's engagement of Ernst & Young to serve as the Company's independent public accountants and replacement of Arthur Andersen LLP as the Company's independent public accountants, effective immediately. Andersen had been the Company's independent public accountants since 1991.

         Andersen's reports on the consolidated financial statements of the Company and its subsidiaries for the two fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

         During the Company's two fiscal years ended December 31, 2001 and the subsequent interim period through May 23, 2002, there were no disagreements between the Company and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Company's consolidated financial statements for such years; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

         The Company requested that Andersen furnish to a letter addressed to the SEC stating its agreement with the statements set forth above. A copy of such letter, dated May 24, 2002, was filed as Exhibit 16 to the Company's Current Report on Form 8-K dated May 24, 2002.

         During the Company's two fiscal years ended December 31, 2001 and the subsequent interim period through May 23, 2002, the Company did not consult with Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                         PRINCIPAL ACCOUNTING FIRM FEES

         The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2002 and 2003, respectively:

                                              2002          2003
                                            --------      --------
        Audit Fees.................         $132,500      $191,900
        Audit Related Fees.........               --            --
        Tax Fees...................               --            --
        All Other Fees.............               --            --
                                            --------      --------
           Total...................         $132,500      $191,900
                                            ========      ========

         PRE-APPROVAL PROCEDURES

         The full Audit Committee considers any proposed engagement of the independent public accountants to render audit or permissible non-audit services for pre-approval. The Audit Committee has not adopted pre-approval policies and procedures delegating this responsibility.

         All of the services provided by the independent public accountants in 2003 were pre-approved by the Audit Committee.

                         FORM OF AUDIT COMMITTEE REPORT

         The Audit Committee of the Company's Board of Directors is currently comprised of six outside directors and operates under a written charter adopted by the Committee. The Board appoints the Audit Committee and its chairman, with the Committee to consist of no fewer than three directors. The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company's financial information and reporting functions, the adequacy and effectiveness of the Company's system of internal accounting and financial controls, and the independent audit process.

         The responsibility for the quality and integrity of the Company's financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company's management. The Company's independent public accountants for 2003, Ernst & Young, are responsible for performing an audit and expressing an opinion as to whether the Company's financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

         The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2003. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended ("Communication with Audit Committees"), as currently in effect.

         Ernst & Young also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as currently in effect. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with Independence Standards Board Standard No. 1 and the SEC's "Revision of the Commission's Auditor Independence Requirements," which became effective February 5, 2001, the Audit Committee considered at a
meeting held on [        ], whether these relationships and arrangements are
compatible with maintaining Ernst & Young's independence, and has discussed with representatives of Ernst & Young that firm's independence from the Company.

         Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment, recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

         This report is submitted on behalf of the members of the Audit
Committee:

                           [Robert F. Coleman (Chair)
                                 Donald L. Beal
                                James M. Guyette
                               William R. Langley
                                 William J. Podl
                                William R. Rybak]

         The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             STOCKHOLDER PROPOSALS

         To be considered for inclusion in the Company's proxy and form of proxy relating to the 2005 Annual Meeting of Stockholders, a stockholder's proposal must be received prior to November [ ], 2004, by the Secretary of the Company at the Company's executive offices at Ten North Dearborn, Chicago, Illinois 60602. Any such proposal will be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

                                  HOUSEHOLDING

         The SEC has adopted amendments to the proxy rules permitting companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as "householding," should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting, however, we have been informed that certain intermediaries will household proxy materials.

         If a broker or other nominee holds your shares, this means that:

         o Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you notify ADP at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

         o You can contact us by calling (312) 683-7100 or by writing to PrivateBancorp, Inc., Ten North Dearborn, Chicago, IL 60602,
                  Attention: Corporate Secretary, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

         o You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

                    NOTICE OF BUSINESS TO BE CONDUCTED AT AN
                         ANNUAL MEETING OF STOCKHOLDERS

         Pursuant to the Company's Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2005 annual meeting is held on April 21, 2005, the date contemplated under the existing Amended and Restated By-laws, the deadline for advance notice by a stockholder would be December 23, 2004. In the event the Company publicly announces or discloses that the date of the 2005 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided however, that in the event that less than 130 days notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the tenth
(10th) day following the date on which the Company's notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

         The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Corporation which the stockholder beneficially owns and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

         The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

         Whether or not you intend to be present at the meeting, you are urged to return your proxy card promptly. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      -----------------------------------------
                                      Dennis L. Klaeser
                                      Secretary

                                                               PRELIMINARY COPY
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                          [LOGO OF PRIVATEBANCORP INC.]

                            Ten North Dearborn Street
                             Chicago, Illinois 60602

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

                    Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope.


                             DETACH PROXY CARD HERE

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         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted "FOR ALL" of the six (6) Class III nominees for director and "FOR" approval of the amendment to the Amended and Restated Certificate of Incorporation.

         If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.


Signature _____________________________


Signature _____________________________


Date _____________________________, 2004

         Please sign exactly as name (or names) appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

                          [LOGO OF PRIVATEBANCORP INC.]

If you personally plan to attend the Meeting of Stockholders please check the box below and list the names of attendees on the reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the 2004 meeting. |_|


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

                                                               PRELIMINARY COPY
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                     REVOCABLE PROXY -- PRIVATEBANCORP, INC.
                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 22, 2004

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The undersigned stockholder(s) of PrivateBancorp, Inc., a Delaware corporation
(the "Company"), does (do) hereby constitute and appoint Gary S. Collins and/or Hugh H. McLean, and each of them, the true and lawful attorney of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois on April 22, 2004, at 3:00 p.m. and at any adjournment thereof, and to vote all the shares of PrivateBancorp, Inc. standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth below. PLEASE MARK VOTE IN THE APPROPRIATE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

         1. The election of six (6) Class III directors of the Company's Board of Directors to serve until the annual meeting of stockholders in 2007.

                  Robert F. Coleman James M. Guyette Philip M. Kayman Thomas F. Meagher William J. Podl William R. Rybak

                   FOR        WITHHOLD        FOR ALL
                   ALL         FOR ALL         EXCEPT
                   |_|           |_|            |_|

                  INSTRUCTION: To withhold your vote for any individual nominee, insert that nominee's name on the line provided below.


                  _____________________________________________________________

         2. The amendment to the Amended and Restated Certificate of Incorporation, increasing the number of authorized shares of common stock from 24,000,000 to 39,000,000.

                 |_|  FOR               |_|  AGAINST            |_|  ABSTAIN

The Board of Directors of the Company has determined that the matters to be considered at the Annual Meeting are in the best interests of the Company and its stockholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote FOR each of its nominees for director and FOR the amendment to the Amended and Restated Certificate of Incorporation.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUEST FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                   PLEASE LIST
                           NAMES OF PERSONS ATTENDING


_______________________________________________________________________________

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